SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 2, 2009
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c)) ____________________

Item 2.02. Results of Operations and Financial Condition

On November 2, 2009, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended September 30, 2009. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 Third Quarter 2009 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: /s/ Terrance J. Lillis
Name: Terrance J. Lillis
Title: Senior Vice President and Chief Financial
Officer

Date: November 2, 2009

EXHIBIT 99

RELEASE:	On receipt
MEDIA CONTACT:	Susan Houser, 515-248-2268,
Houser.Susan@principal.com
INVESTOR RELATIONS CONTACT:	Tom Graf, 515-235-9500,
investor-relations@principal.com

PRINCIPAL FINANCIAL GROUP, INC. REPORTS THIRD QUARTER 2009 RESULTS

Des Moines, IA (November 2, 2009) – Principal Financial Group, Inc. (NYSE: PFG) today announced net income available to common stockholders for the three months ended September 30, 2009, of $184.7 million, or $0.57 per diluted share compared to $90.1 million, or $0.35 per diluted share for the three months ended
September 30, 2008. The company reported operating earnings of $238.7 million for third quarter 2009, compared to $251.2 million for third quarter 2008. Operating earnings per diluted share (EPS) for third quarter
2009 were $0.74 compared to $0.96 for the same period in 2008.[1] The decline in operating earnings from a year ago reflects a number of items, including lower average assets under management (AUM), higher costs for employee pension and other post-retirement benefits,[2] lower investment income and unfavorable foreign currency movements. These items were substantially offset by the company’s expense management activities and lower deferred policy acquisition cost (DPAC) amortization expense. The decline in per share results also reflects the company’s May 11, 2009 common stock offering, which increased weighted average shares outstanding from 261.0 million for the quarter ending September 30, 2008, to 321.5 million for the quarter ending September 30, 2009.
“Improved market conditions, and the positive impact of actions by management over the past several quarters, contributed to a strong sequential increase in assets under management and operating earnings,” said Larry D. Zimpleman, chairman, president and chief executive officer.
Added Terry Lillis, senior vice president and chief financial officer, “We also achieved strong improvement in net income during the third quarter, our best result in two years. Since year-end 2008, book value per share has nearly tripled, as narrowing credit spreads have driven down net unrealized losses by more than $6 billion pre-tax. This improvement reaffirms the quality and diversification of our portfolio, the discipline of our asset/liability management, and the strength of our capital and liquidity positions.”

Highlights comparing third quarter 2009 to second quarter 2009:
•	Assets under management improved 9 percent, or $22.7 billion, to $280.4 billion as of September 30,
2009.
•	Operating earnings improved 19 percent, reflecting double-digit improvement across all operating segments.

_____________________
[1] Use of non-GAAP financial measures is discussed in this release after Segment Highlights.
[2] Formerly known as SFAS 87 Pension Expense and SFAS 106 Other Post-Retirement Benefits. The increase from a year ago was primarily the result of negative market performance in 2008.

•	Net income available to common stockholders improved 23 percent, reflecting higher operating earnings and a comparable level of net realized capital losses.
•	GAAP book value per share improved 35 percent, or $5.66 to $21.85.
“While confidence in the capital markets improved again in the third quarter, we expect the economic recovery will be more protracted, and that near-term, business activity will remain muted,” said
Zimpleman. “In this environment, we continue to manage all our resources with care, as we focus on positioning the company for sustainable, profitable growth as the recovery takes hold over time.
“Although businesses and institutional investors remain cautious, which has impacted sales and net cash flows, we’re seeing some early signs of progress. Full service accumulation sales quote activity was 30 percent higher in September than January. And recently, we’re seeing signs of increased search activity from institutional investors. While it will take several quarters for pipeline to turn into sales and then deposits, we are cautiously optimistic about sales and flows as we move into 2010.”

Additional Business Highlights:
•	Expense management: management action reduced the fixed component of compensation and other expenses $225 million or 16 percent comparing the nine months ended September 30, 2009 to the same period a year ago.
•	Strong capital and liquidity: the company’s position in liquid assets was $7.3 billion as of September
30, 2009, and its excess capital position[3] was approximately $1.5 billion.
•	Solid sales in a difficult sales environment: the company’s three key retirement and investment products generated $2.7 billion of sales, on a combined basis in third quarter 2009, with $0.5 billion of sales for full service accumulation, $1.9 billion for Principal Funds, and $0.3 billion for individual annuities.

Net Income
Net income available to common stockholders of $184.7 million for third quarter 2009 reflects net realized capital losses of $53.5 million, which includes: $69.7 million of losses related to sales and permanent impairments of fixed maturity securities, partially offset by $25.2 million of gains related to sales of fixed maturity securities; $22.3 million of losses on commercial mortgage loans; $7.9 million of losses on derivatives and related hedge activities; $11.3 million of gains related to deferred policy acquisition costs;
and $10.2 million of gains on mark to market of fixed maturity securities held as trading.

Segment Highlights

U.S. Asset Accumulation
Segment operating earnings for third quarter 2009 were $154.6 million, compared to $136.5 million for the same period in 2008, primarily due to variances in three businesses. Full service accumulation earnings increased $6.1 million from a year ago to $70.6 million for third quarter 2009. The increase primarily reflects
DPAC true-ups in both periods due to equity market performance, which reduced DPAC amortization expense in third quarter 2009 by $4.8 million after-tax, and increased expense in third quarter 2008 by $6.2 million after-tax. Individual annuities earnings increased $20.2 million from a year ago to $36.1 million for third quarter 2009. The increase also primarily reflects DPAC true-ups in both periods due to equity market performance, which reduced DPAC amortization expense in third quarter 2009 by $7.0 million after-tax, and increased expense in third quarter 2008 by $5.3 million after-tax. The increase in individual annuities earnings also reflects a 7 percent increase in average account values. Partially offsetting these increases was a $7.2 million decline in earnings compared to a year ago in the full service payout business due to lower net investment income and lower mortality gains.
Operating revenues for the third quarter were $1,025.6 million, compared to $1,237.5 million for the same period in 2008. The decline primarily reflects lower net investment income in the investment only business, which the company has been scaling back over the past several quarters, and lower premiums in the individual annuities business due to lower sales of fixed deferred annuities.
Segment assets under management were $158.8 billion as of September 30, 2009, compared to
$160.7 billion as of September 30, 2008.

Global Asset Management
Segment operating earnings for third quarter 2009 were $10.5 million, compared to $23.5 million in the prior year quarter, reflecting a 12 percent decline in average assets under management, lower fees due to a slowdown in the real estate market, and higher costs for employee pension and other post-retirement benefits.
Operating revenues for third quarter were $111.3 million, compared to $141.7 million for the same period in 2008.
Non-affiliated assets under management were $73.2 billion as of September 30, 2009, compared to
$82.9 billion as of September 30, 2008.

International Asset Management and Accumulation
Segment operating earnings for third quarter 2009 were $33.1 million compared to $44.4 million for the same period in 2008. Third quarter 2009 earnings were dampened by deflation in Chile, which reduced earnings by $3.5 million. Third quarter 2008 earnings included a $5.0 million unlocking benefit for price changes in Brazil and a $7.1 million experience benefit from higher yields on invested assets in Chile due to unusually high inflation. Adjusting for these items impacting comparability between periods, segment earnings increased 13 percent compared to the year ago quarter.
Operating revenues were $156.1 million for third quarter, compared to $265.5 million for the same period last year, primarily the result of lower investment returns due to deflation in Chile in third quarter 2009.
Segment assets under management were $31.4 billion as of September 30, 2009, compared to
$28.6 billion as of September 30, 2008. Had currency rates remained unchanged from 2008, segment assets under management would have increased 17 percent over last year.

____________________
[3] Excess capital includes cash at the holding company and capital at the life company above what is needed to maintain a 350 percent NAIC risk based capital ratio for the life company.

Life and Health Insurance
Segment operating earnings for third quarter 2009 were $68.2 million, compared to $73.9 million for the same period in 2008. Individual Life earnings increased to $29.8 million compared to $21.2 million in third quarter 2008, primarily due to DPAC true-ups in both periods due to equity market performance, which reduced DPAC amortization expense in third quarter 2009 by $2.9 million after-tax, and increased expense in third quarter 2008 by $3.6 million after-tax. Health earnings were $12.0 million in third quarter
2009. This compares to $21.5 million for third quarter 2008, which benefited from more favorable development of prior quarter claims. Specialty Benefits earnings were $26.4 million compared to a record
$31.2 million in third quarter 2008. In addition to higher costs for employee pension and other post-
retirement benefits in third quarter 2009 than third quarter 2008, results for the Health and Specialty Benefits divisions also reflect a reduction in the number of members in existing plans and lower investment income.
Operating revenues for third quarter were $1,104.2 million, compared to $1,158.9 million for the same period a year ago. The decline was primarily due to a 7 percent decline in Health division premiums, which primarily reflects a decline in group medical covered members.

Corporate and Other
Operating losses for third quarter 2009 were $27.7 million, compared to operating losses of $27.1 million for the same period in 2008.

Other-than-temporary impairments for third quarter 2009
On April 9, 2009, the Financial Accounting Standards Board established new requirements for measuring and presenting other-than-temporary impairment charges on available for sale securities, which the Company adopted with first quarter 2009 reporting. Based on the new requirements, on a pre-tax basis, total other than temporary impairment losses on available for sale securities were $162.5 million and the noncredit portion of loss recognized in other comprehensive income was $45.3 million. Net impairment losses on available for sale securities of $117.2 million for third quarter 2009 reflect: the company’s actions to reduce asset ratings drift risk by selling or tendering certain securities, which resulted in a loss of $20.8 million; and deterioration in expected cash flows, which resulted in a $28.6 million net impairment charge on non-agency residential mortgage backed securities and residential collateralized debt obligations, and a $17.8 million net impairment of commercial mortgage backed securities and commercial mortgage backed collateralized debt obligations. The remainder of the net impairment losses for third quarter 2009 primarily relates to impairments of corporate credits.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update or revise these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form
10-K for the year ended December 31, 2008, and in company’s quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions that may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; a continuation of difficult conditions in the global capital markets and the general economy that may materially adversely affect the company’s business and results of operations; the actions of the U.S. government, Federal Reserve and other governmental and regulatory bodies for purposes of stabilizing the financial markets might not achieve the intended effect; the risk from acquiring new businesses, which could result in the impairment of goodwill and/or intangible assets recognized at the time of acquisition; impairment of other financial institutions that could adversely affect the company; investment risks which may diminish the value of the company’s invested assets and the investment returns credited to customers, which could reduce sales, revenues, assets under management and net income; requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect company liquidity and expose the company to counterparty credit risk; changes in laws, regulations or accounting standards that may reduce company profitability; fluctuations in foreign currency exchange rates that could reduce company profitability; Principal Financial Group, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and regulatory restrictions on the ability of subsidiaries to pay such dividends; competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; a pandemic, terrorist attack or other catastrophic event; and
default of the company’s re-insurers.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations.
However, it is possible these adjusting items have occurred in the past and could recur in the future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
At 4:30 P.M. (CST) today, Chairman, President and Chief Executive Officer Larry Zimpleman and Senior
Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

• Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

• Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The call leader's name is Tom Graf.

• Replays of the earnings call are available at: www.principal.com/investor or by dialing 800-642-1687
(U.S. and Canadian callers) or 706-645-9291 (International callers). The access code is 33374311.
Replays will be available approximately two hours after the completion of the live earnings call through the end of day November 10, 2009.

The company's financial supplement and additional investment portfolio detail for third quarter 2009 is currently available at www.principal.com/investor, and may be referred to during the call.

About the Principal Financial Group
The Principal Financial Group® (The Principal ® )[4] is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance, and banking through its diverse family of financial services companies. A member of the Fortune 500, the Principal Financial Group has $280.4 billion in assets under management[5]
and serves some 18.6 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

_______________________
[4] "The Principal Financial Group" and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the
Principal Financial Group.
5 As of September 30, 2009

Summary of Segment and Principal Financial Group, Inc. Results

	Operating Earnings (Loss)* in millions

	Three Months Ended,		Nine Months Ended,
Segment	9/30/09	9/30/08	9/30/09	9/30/08
U.S. Asset Accumulation	$154.6	$136.5	$385.1	$428.5
Global Asset Management	10.5	23.5	25.5	67.4
International Asset Management and Accumulation	33.1	44.4	79.4	107.9
Life and Health Insurance	68.2	73.9	197.7	219.8
Corporate and Other	(27.7)	(27.1)	(84.5)	(59.9)
Operating Earnings	238.7	251.2	603.2	763.7
Net realized capital losses, as adjusted	(53.5)	(156.3)	(154.6)	(316.4)
Other after-tax adjustments	(0.5)	(4.8)	(0.8)	(14.7)
Net income available to common stockholders	$184.7	$90.1	$447.8	$432.6

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	9/30/09	9/30/08	9/30/09	9/30/08
Operating Earnings	$0.74	$0.96	$2.07	$2.92
Net realized capital losses, as adjusted	(0.17)	(0.60)	(0.53)	(1.21)
Other after-tax adjustments	(0.00)	(0.01)	(0.00)	(0.05)
Net income available to common stockholders	$0.57	$0.35	$1.54	$1.66
Weighted-average diluted common shares outstanding
	321.5	261.0	291.1	261.3

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-
tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc.
Results of Operations
(in millions)

	Three Months Ended,		Nine Months Ended,
	9/30/09	9/30/08	9/30/09	9/30/08
Premiums and other considerations	$ 932.9	$ 1,049.7	$ 2,820.5	$ 3,258.9
Fees and other revenues	550.7	599.0	1,539.4	1,834.9
Net investment income	853.3	1,079.7	2,541.9	3,030.9
Net realized capital gains (losses), excluding
impairment losses on available-for-sale
securities	50.6	(20.9)	62.5	(145.0)
Total other-than-temporary impairment losses
on available-for-sale securities	(162.5)	(209.7)	(510.0)	(323.1)
Portion of impairment losses on fixed
maturities, available-for-sale recognized
in other comprehensive income	45.3	-	162.4	-
Net impairment losses on available-for-sale
securities	(117.2)	(209.7)	(347.6)	(323.1)
Net realized capital losses	(66.6)	(230.6)	(285.1)	(468.1)
Total revenues	2,270.3	2,497.8	6,616.7	7,656.6

Benefits, claims and settlement expenses	1,317.1	1,597.2	3,958.0	4,703.2
Dividends to policyholders	61.9	70.4	188.3	210.2
Operating expenses	643.0	723.7	1,894.1	2,217.0
Total expenses	2,022.0	2,391.3	6,040.4	7,130.4

Income before income taxes	248.3	106.5	576.3	526.2
Income taxes (benefits)	44.1	(2.2)	85.5	56.8
Net income	204.2	108.7	490.8	469.4
Net income attributable to noncontrolling
interest	11.3	10.4	18.3	12.1
Net income attributable to PFG	192.9	98.3	472.5	457.3
Preferred stock dividends	8.2	8.2	24.7	24.7
Net income available to common stockholders	$ 184.7	$ 90.1	$ 447.8	$ 432.6

Less:
Net realized capital losses, as adjusted	(53.5)	(156.3)	(154.6)	(316.4)
Other after-tax adjustments	(0.5)	(4.8)	(0.8)	(14.7)
Operating earnings	$ 238.7	$ 251.2	$ 603.2	$ 763.7

Selected Balance Sheet Statistics

Period Ended,
	9/30/09	12/31/08	9/30/08
Total assets (in billions)	$ 137.4	$ 128.2	$ 143.4
Total common equity (in millions)	$ 6,966.7	$ 1,930.8	$ 5,070.6
Total common equity excluding accumulated
other comprehensive income (in millions)	$ 8,400.8	$ 6,842.4	$ 6,957.9
End of period common shares outstanding (in
millions)	318.9	259.3	259.2
Book value per common share	$ 21.85	$ 7.45	$ 19.56
Book value per common share excluding
accumulated other comprehensive income	$ 26.34	$ 26.39	$ 26.84

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Three Months Ended,		Nine Months Ended,
	09/30/09	09/30/08	09/30/09	09/30/08
Diluted Earnings Per Common Share:
Operating Earnings	0.74	0.96	2.07	2.92
Net realized capital losses	(0.17)	(0.60)	(0.53)	(1.21)
Other after-tax adjustments	-	(0.01)	-	(0.05)
Net income available to common stockholders	0.57	0.35	1.54	1.66

Book Value Per Common Share Excluding Accumulated Other
Comprehensive Income:
Book value per common share excluding accumulated other
comprehensive income	26.34	26.84	26.34	26.84
Net unrealized capital losses	(2.67)	(7.58)	(2.67)	(7.58)
Foreign currency translation	(0.18)	0.07	(0.18)	0.07
Net unrecognized post-retirement benefit obligations	(1.64)	0.23	(1.64)	0.23
Book value per common share including accumulated other
comprehensive income	21.85	19.56	21.85	19.56

Operating Revenues:
USAA	1,025.6	1,237.5	3,024.4	3,697.9
GAM	111.3	141.7	319.0	425.0
IAMA	156.1	265.5	381.8	700.4
Life and Health	1,104.2	1,158.9	3,352.1	3,527.1
Corporate and Other	(40.1)	(52.4)	(123.2)	(152.3)
Total operating revenues	2,357.1	2,751.2	6,954.1	8,198.1
Net realized capital losses and related adjustments	(86.2)	(248.3)	(336.7)	(517.5)
Terminated commercial mortgage securities issuance operation	(0.6)	(5.1)	(0.7)	(24.0)
Total GAAP revenues	2,270.3	2,497.8	6,616.7	7,656.6

Operating Earnings:
USAA	154.6	136.5	385.1	428.5
GAM	10.5	23.5	25.5	67.4
IAMA	33.1	44.4	79.4	107.9
Life and Health	68.2	73.9	197.7	219.8
Corporate and Other	(27.7)	(27.1)	(84.5)	(59.9)
Total operating earnings	238.7	251.2	603.2	763.7
Net realized capital losses	(53.5)	(156.3)	(154.6)	(316.4)
Other after-tax adjustments	(0.5)	(4.8)	(0.8)	(14.7)
Net income available to common stockholders	184.7	90.1	447.8	432.6

Net Realized Capital Gains (losses):
Net realized capital gains losses, as adjusted	(53.5)	(156.3)	(154.6)	(316.4)
Periodic settlements and accruals on non-hedge derivatives	20.3	17.6	48.0	45.8
Amortization of DPAC and sale inducement costs	(16.7)	(16.2)	(106.3)	(46.1)
Certain market value adjustments of embedded derivatives	(2.3)	3.3	(8.8)	6.5
Capital gains (losses) distributed	7.5	(11.8)	14.4	(14.2)
Tax impacts	(31.1)	(75.4)	(96.9)	(151.7)
Noncontrolling interest capital gains	9.9	8.1	15.5	4.4
Recognition of front-end fee revenues	(0.7)	-	2.1	-
Certain market value adjustments to fee revenues	-	0.1	1.5	3.6
GAAP net realized capital losses	(66.6)	(230.6)	(285.1)	(468.1)

Other After Tax Adjustments:
Change in estimated loss related to a prior year legal contingency	-	-	-	7.6
Terminated commercial mortgage securities issuance operation	(0.5)	(4.8)	(0.8)	(22.3)
Total other after-tax adjustments	(0.5)	(4.8)	(0.8)	(14.7)